Exhibit 2.2

                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement ("Agreement") is entered into on March 19, 2010, by and between TBC Global News Network, Inc., a Nevada corporation ("TGLN"), Sterling Yacht Sales, Inc., a Florida corporation ("Sterling"), and Sterling stockholders Glenn W. McMachen, Sr., and Arlene McMachen, individually (collectively, "Stockholders"), for the transfer of common stock to Stockholders from TGLN in exchange for all of Sterling's outstanding issued and outstanding shares of common stock to TGLN ( hereinafter, all parties to this Agreement referred to as the "Parties").

                                    RECITALS

     The Stockholders as named above own 100% of Sterling's issued and outstanding shares of common stock ("Sterling Shares"). Stockholders desire to transfer all of Sterling's outstanding shares to TGLN, and TGLN desires to issue from treasury and transfer an amount of restricted shares of common stock that equals eighty-two and one-half percent (82.5%) of its outstanding shares ("TGLN Shares") to the Stockholders.

     In   further   consideration   of   the   mutual   covenants,   agreements,
representations, and warranties contained in this Agreement, the parties hereto agree as follows:

                     ARTICLE ONE: PURCHASE AND SALE; CLOSING

1.1 Purchase and Sale.

     Subject to the terms and conditions contained in this Agreement, on the Closing (defined below), the Stockholders shall sell, assign, transfer and deliver to TGLN certificated representing the Sterling Shares. TGLN shall sell, assign, transfer and deliver to the Stockholders, individually, issued in the names of Glenn McMachen and Arlen McMachen, pro rata, certificates representing the TGLN Shares.

1.2. Closing.

     The closing ("Closing") of the sale and purchase of the Shares shall be the date that all conditions herein have been satisfied, including completion of the financial statements as specified in Article Nine of this Agreement, the Parties meet in the offices of Brian F. Faulkner, A Professional Law Corporation not later than March 31, 2010 to transfer the required shares, or at such other time and place as the parties may agree to in writing, and all required documents have been executed.
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1.3 Consideration and Other Terms of this Agreement

     Subject to the terms and conditions set forth in this Agreement, the Parties agree to the following conditions:

     TGLN shall nominate and elect Glenn McMachen to the Board of Directors (the "Board") and all current Board members agree to then resign. The current Board members shall then forfeit fifty percent (50%) of their current TGLN stock holdings: one hundred million one hundred thousand (100,100,000) shares held by Mark Crist, one hundred million (100,000,000) shares held by Marty Schiff, and one hundred fifty million five hundred thousand seven hundred eight (150,500,708) shares held by John Fleming. Thus, the total number of shares to be returned to TGLN treasury shall be one hundred seventy-five million seven hundred fifty thousand three hundred fifty-four (175,750,354).

     Furthermore, the Parties agree that the loan, and any accompanying documents, in connection with inventory (i.e. certain vessels/yachts) (see section subsections (a) and (b) below) shall remain in the names of Glenn and Arlene McMachen individually; however, TGLN agrees to assume and will be responsible for making the required monthly payments of the principal balance of this loan in the amount of $933,000.00 until these vessels in inventory are sold.

     Additionally, Stockholders, in their individual capacity as 82.5% owners of TGLN, agree to the following:

     (a) Pay all necessary audits of TGLN upon closing of this transaction, and will maintain the TGLN status as a fully reporting public entity.

     (b) Retain TGLN's current corporate and securities attorney, Brian F. Faulkner, under the same annual fee structure and other terms according to the current retainer agreement.

     (c) Maintain the relationship with TGLN's current auditor, Child, Van Wagoner & Bradshaw, PLLC, and assume and pay the current balance in the amount of approximately $40,000.00 owed for 2009, and $35,000.00 for auditing services during the fiscal year 2010.

     (d) Pay the one-time business consulting fees in the amount of 150,000,000 free trading shares of common stock to Kaptiva Group and its assigns and affiliates, such shares being registered under a Form S-8 registration statement filed with the Securities and Exchange Commission in exchange for Kaptiva Group assisting TGLN in its efforts to move the business forward and execute its business plan and strategies. This consulting work shall extend for a period of twelve (12) months from the Closing.

     (e) Appoint two (2) additional members to the TGLN Board of Directors within one hundred fifty (150) days of the Closing, which persons will not include previous Board members of TGLN who with be resigning.

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     Furthermore,  the Parties to this Agreement  agree to act in good faith and best interests in order to ensure that this transaction occurs and closes according to the terms set forth herein.

                   ARTICLE TWO: REPRESENTATIONS AND WARRANTIES
                          OF STOCKHOLDERS AND STERLING

     Sterling represents and warrants:

2.1 Validity of Transaction.

     The Stockholders own the number of Sterling Shares set forth above. The Stockholders have all requisite power and authority to execute, deliver, and perform this Agreement and to sell to TGLN the Sterling Shares to be sold by the Stockholders pursuant hereto. All necessary corporate proceedings or other similar actions by the Sterling and the Stockholders have been duly taken to authorize the execution, delivery, and performance of this Agreement and to authorize the sale of the Sterling Shares by the Stockholders. This Agreement has been duly authorized, executed, and delivered by Sterling and the Stockholders, is the legal, valid, and binding obligation of Sterling and the Stockholders, and is enforceable as to Sterling and the Stockholders in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or of any court or other tribunal is required by Sterling and the Stockholders for the execution, delivery, or performance of this Agreement by Sterling and the Stockholders, and except as would not affect the ability of Sterling or the Stockholders to perform any of his material obligations under this Agreement. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which Sterling or the Stockholders are a party, or by which any of its properties or assets is bound, shall be required for the execution, delivery, or performance by Sterling and the Stockholders of this Agreement, except for such consents as have been obtained at or prior to the date of this Agreement, and except as would not affect the ability of Sterling or the Stockholders to perform any of his material obligations under this Agreement. The execution, delivery, and performance of this Agreement by Sterling and the Stockholders will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, any such contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate or articles of incorporation or by-laws (or other organizational document) of Sterling, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on Sterling or the Stockholders or to which any of its/his/her operations, business, properties, or assets is subject, except as would not affect the ability of Sterling or the Stockholders to perform any of its material obligations under this Agreement. The Shares sold by the Stockholders have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive right of stockholders or rights of first refusal. Upon the transfer of the Sterling Shares, sold by the Stockholders to TGLN at the Closing, TGLN shall acquire good

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and valid title to the  Sterling  Shares  free and clear of all  claims,  liens, pledges, charges, encumbrances, stockholders' agreements, and voting trusts (other than any created for and in favor of TGLN).

2.2 Finder or Broker.

     No Stockholder has incurred any fee as a result of any negotiation with any
finder,  broker,  intermediary,   or  similar  person  in  connection  with  the
transaction contemplated hereby that will result in any liability to TGLN.

2.3 Accredited Investor.

     Each of the Stockholders is a "sophisticated" or "accredited" investor, as those terms are defined in Regulation D promulgated under the Securities Act of 1933, as amended ("Securities Act"). The Stockholders have received all requested documents from TGLN, including without limitation, and has had an opportunity to ask questions of and receive answers from the officers of TGLN with respect to the business, results of operations, financial condition, and prospects of TGLN.

2.4 Investment Intent.

     The Stockholders are acquiring the TGLN Shares for their own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act, it being understood that the Stockholders, being affiliates of TGLN, shall have the right to sell a portion of such shares in their sole discretion in accordance with the requirements of the minimum six (6) months hold period under Rule 144. The Stockholders understand that the TGLN Shares, as of the Closing, have not been registered for sale under the Securities Act of 1933, as amended ("Securities Act") or qualified under applicable state securities laws and that the TGLN Shares shall be delivered to the Stockholders pursuant to one or more exemptions from the registration or qualification requirements of such securities laws and that the representations and warranties contained in this section are given with the intention that TGLN may rely thereon for purposes of claiming such exemptions. The Stockholders understand that the TGLN Shares cannot be sold unless registered under the Securities Act and qualified under state securities laws, or unless an exemption from such registration and qualification is available

2.5 Transfer of Common Stock.

     The Stockholders shall not sell or otherwise dispose of any TGLN Shares unless (a) a registration statement with respect thereto has become effective under the Securities Act and such shares have been qualified under applicable state securities laws or (b) such registration and qualification are not required and, if TGLN so requests, there is presented to TGLN a legal opinion reasonably satisfactory to TGLN to such effect. The Stockholders consent that the transfer agent for the TGLN Shares may be instructed not to transfer any TGLN Shares acquired pursuant hereto unless it receives satisfactory evidence of compliance with the foregoing provisions, and that there may be endorsed upon any certificate representing the TGLN Shares acquired pursuant hereto (and any

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certificates  issued in  substitution  therefor)  the following  legend  calling attention to the foregoing restrictions on transferability and stating in substance:

     "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR QUALIFICATION UNDER THE BLUE SKY LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF, BENEFICIALLY OR ON THE RECORDS OF THE CORPORATION, UNLESS THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND QUALIFIED UNDER APPLICABLE BLUE SKY LAWS, OR AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION IS AVAILABLE."

TGLN shall, upon the request of any holder of a certificate bearing the foregoing legend and the surrender of such certificate, issue a new certificate without such legend if (i) the security evidenced by such certificate has been effectively registered under the Securities Act and qualified under any applicable state securities law and sold by the holder thereof in accordance with such registration and qualification or (ii) such holder shall have delivered to TGLN a legal opinion reasonably satisfactory to TGLN to the effect that the restrictions set forth herein are no longer required or necessary under the Securities Act or any applicable state law.

2.6 Corporate Existence.

     Sterling is a Florida corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Sterling is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be material to the business of Sterling. Sterling is not in violation of any of the provisions of its Articles of Incorporation, its Bylaws, or any regulations governing them.

2.7 Capitalization.

     (a) The authorized equity of Sterling consists of one thousand (1,000) shares of common stock, all of which are issued and outstanding.

     (b) To the knowledge of the Stockholders, (i) all outstanding Sterling Shares have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to preemptive rights created under Florida law, its Articles of Incorporation, its Bylaws, or any regulations governing them, or any agreement or document to which Sterling is a party or by which it or its assets are bound, (ii) all outstanding Sterling Shares have been issued and granted in compliance with all applicable

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     securities law and other legal  requirements and all requirements set forth in applicable agreements or instruments, and (iii) none of the outstanding Sterling Shares is unvested or is subject to a repurchase option, risk of forfeiture or other condition providing that the Sterling Shares may be forfeited or repurchased by Sterling or otherwise vest upon termination of a Stockholder's or grantee's employment, directorship or other relationship with Sterling under the terms of any restricted stock agreement or other agreement with Sterling.

     (c) Other than the Sterling Shares, there are no outstanding (i) shares of equity or voting securities of Sterling, (ii) securities of Sterling convertible into or exchangeable for shares of capital stock or voting securities of Sterling or (iii) options or other rights to acquire from Sterling, or other obligation of Sterling to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Sterling. There are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which Sterling is a party. There are no outstanding obligations of Sterling to repurchase, redeem or otherwise acquire any shares.

2.8 Financial Statements.

     The Sterling Stockholders acknowledges that the books and records of Sterling fairly and correctly set out and disclose in all material respects, in accordance with generally accepted accounting principles ("GAAP"), the financial position of Sterling as at the date hereof, and all material financial transactions of the Sterling have been accurately recorded in such books and records. However, completion of an audit of said books and records, and accompanying pro forma financial statements, shall be required to be disclosed in an amended Form 8-K filing with the Securities and Exchange Commission ("SEC") within seventy-one (71) days from the filing of the Form 8-K (which must be filed within four (4) business days of the Closing).

2.9 No Undisclosed Material Liabilities.

     There are no liabilities of Sterling of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and no existing condition, situation or set of circumstances which could reasonably result in such a liability, other than:

     (a)  liabilities  recorded in full or  reserved  for;  and

     (b) liabilities incurred in the ordinary course of the business of Sterling consistent with past practice, none of which has or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of Sterling.

2.10 Litigation.

     There is no action, suit, investigation or proceeding (or to the Sterling Stockholders knowledge any basis therefor) pending against, or to the knowledge of the Sterling Stockholders, threatened against or affecting, the Stockholders,

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Sterling or any of their respective properties before any court or arbitrator or any  governmental  body,  agency  or  official  which,  individually  or in  the
aggregate,   if  determined  or  resolved   adversely  in  accordance  with  the
plaintiff's demands, could reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of Sterling or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

2.11 Absence of Liens and Encumbrances; Title to Properties.

     Sterling has good, valid and marketable title to all properties and assets used in the conduct of its business free of all liens, mortgages, pledges, charges, security interests, encumbrances or other adverse claims of any kind, except as set forth in its financial statements, including, but not limited to, the following:

     (a) 48 foot Fairline Yacht with a fair market value of one million three hundred fifty thousand dollars ($1,350,000.00) (title in the name of Glenn and Arlene McMachen, individually)

     (b) 35 foot Jupiter Yacht with a fair market value of three hundred thousand dollars ($300,000.00) (title in the name of Glenn and Arlene McMachen, individually). This boat is current under contract to be sold not later than March 31, 2010.

     (c) Customer List. Such list includes: the previously sold prospects of the aforementioned yachts and other vessels during the course of the last 30 years Stockholders have been doing business as yacht brokers or their family members; and all vendor, dealer, manufacture relationships formed during the course of the last 30 years to the present, with whom Stockholders did business.

2.12 Intellectual Property.

     Sterling has good and valid title to and ownership of all Intellectual Property (defined herein as trade marks, trade names or copyrights, patents, domestic or foreign) necessary for its business and operations, including, but not limited to, Sterling's family name (McMachen). There are no outstanding options, licenses or agreements of any kind to which Sterling is a party or by which it is bound relating to any Intellectual Property, whether owned by Sterling or another person. To the knowledge of the Sterling, the business of Sterling as formerly and presently conducted did not and does not conflict with or infringe upon any Intellectual Property right, owned or claimed by another.

2.13 Compliance with Laws and Court Orders.

     (a) Sterling is not in violation of, and to the knowledge of the Stockholders is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and could not reasonably be

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     expected to have,  individually  or in the  aggregate,  a material  adverse effect on the business, results of operations or financial condition of Sterling.

     (b) To the knowledge of the Stockholders, each executive officer and director of Sterling has complied with all applicable laws in connection with or relating to actions within the scope of Sterling's business, except where the failure to comply would not be material to Sterling. No executive officer or director of Sterling is a party to or the subject of any pending or threatened suit, action, proceeding or investigation by any governmental entity that would have a material adverse effect on the business, results of operations or financial condition of Sterling.

2.14 Material Contracts.

     Sterling is not a party to or bound by any Contract (as defined below) that
(a) is a material contract, or (b) materially limits or otherwise materially restricts Sterling or that would, after the Closing, materially limit or otherwise materially restrict TGLN or any of its subsidiaries or any successor thereto, from engaging or competing in any material line of business in any geographic area or that contains most favored nation pricing provisions or exclusivity or non-solicitation provisions with respect to customers. As used herein, "Contract" shall mean any written or oral agreement, contract, commitment, lease, license, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation. Sterling is not in, or has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not have a material adverse effect on the business, results of operations or financial condition of Sterling or, after giving effect to the Closing, TGLN or any of its subsidiaries.

2.15 Taxes.

     (a) Sterling has timely filed all tax returns required to be filed on or before the Closing and all such tax returns are true, correct and complete in all respects. Sterling has paid in full on a timely basis all taxes owed by it, whether or not shown on any tax return, except where the failure to file such return or pay such taxes would not have a material adverse effect. No claim has ever been made by any authority in any jurisdiction where Sterling does not file tax returns that Sterling may be subject to taxation in that jurisdiction.

     (b) There are no ongoing examinations or claims against Sterling for taxes, and no notice of any audit, examination or claim for taxes, whether pending or threatened, has been received. Sterling has not waived or extended the statute of limitations with respect to the collection or assessment of any tax.

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2.16 Interested Party Transactions.

     No officer, director or stockholder of Sterling or any "affiliate" (as such term is defined in Rule 405 under the Securities Act) of any such person or Sterling has or has had, either directly or indirectly, (a) an interest in any person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Sterling other than Sterling, or
(ii) purchases from or sells or furnishes to Sterling any goods or services,  or
(b) a beneficial interest in any contract or agreement to which Sterling is a party or by which it may be bound or affected (other than routine compensation and expense reimbursement programs in the ordinary course of business).

              ARTICLE THREE: REPRESENTATIONS AND WARRANTIES OF TGLN

     TGLN represents and warrants that:

3.1 Validity of Transaction.

     TGLN has all requisite power and authority to execute, deliver, and perform this Agreement and to issue and sell to the Stockholders the TGLN Shares. All necessary corporate proceedings of TGLN have been duly taken to authorize the execution, delivery, and performance of this Agreement, and the issuance and sale to the Stockholders of the TGLN Shares. This Agreement has been duly authorized, executed, and delivered by TGLN, is the legal, valid, and binding obligation of TGLN, and is enforceable as to TGLN in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting creditors' rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law). No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or of any court or other tribunal is required by TGLN for the execution, delivery, or performance of this Agreement by TGLN, except as would not affect the ability of TGLN to perform any of its material obligations under this Agreement. No consent of any party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which TGLN is a party, or by which any of its properties or assets is bound, is required for the execution, delivery, or performance by TGLN of this Agreement, except for such consents as have been obtained at or prior to the date of this Agreement, and except as would not affect the ability of TGLN to perform any of its material obligations under this Agreement. The execution, delivery, and performance of this Agreement by TGLN will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under any contract, agreement, instrument, lease, license, arrangement, or understanding to which TGLN is a party, or violate or result in a breach of any term of the Articles of Incorporation or By-laws of TGLN, or violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, or decree binding on TGLN or to which any of its operations, business, properties, or assets is subject, except as would not affect the ability of TGLN to perform any of its material obligations under this Agreement. The shares of TGLN Common Stock have been duly authorized and, upon receipt by the Stockholders from TGLN of the stock certificates representing the TGLN Shares being sold pursuant to

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this Agreement, will be validly issued, fully paid, and nonassessable,  will not have been issued in violation of any preemptive right of stockholders or rights of first refusal, and the Stockholders will have good title to the TGLN Shares, free and clear of all liens, security Shares, pledges, charges, encumbrances, stockholders agreements, and voting trusts (other than any created by the Stockholders).

3.2 Finder or Broker.

     Neither TGLN nor any person acting on behalf of TGLN has negotiated with any finder, broker, intermediary, or similar person in connection with the transaction contemplated herein.

3.3 Accredited Investor.

     TGLN is a "sophisticated investor," as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

3.4 Investment Intent.

     TGLN is acquiring the Sterling Shares for its own account for investment and not with a view to, or for sale in connection with, any public distribution thereof in violation of the Securities Act. TGLN understands that it must bear the economic risk of its investment in Sterling for an indefinite period of time, and the Sterling Shares being purchased from the Stockholders cannot be sold unless registered under the Securities Act and qualified under state securities laws, unless an exemption from such registration and qualification is available.

3.5 Full Disclosure.

     All documents filed by TGLN pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), since December 31, 2003 ("TGLN Exchange Act Documents") (i) were prepared in accordance with the requirements of the Exchange Act and the rules and regulations thereunder, (ii) did not at the time they were filed contain any untrue statement of a material fact, and (iii) did not at the time they were filed omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The TGLN Exchange Act Documents do not omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. So far as TGLN is aware, from the date as of which information is given in the most recent report filed by TGLN under the Exchange Act to the date of this Agreement, there has not been any material adverse change in, or any adverse development which materially affects, the business, results of operations, or financial condition of TGLN and its subsidiaries taken as a whole.

3.6 Other Stockholders.

     TGLN has not entered into any other agreement, other than this Agreement with the Stockholders, with respect to the acquisition of Sterling Shares by TGLN.

3.7 TGLN's Corporate Existence.

     TGLN is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. TGLN is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, be materially adverse to the business of TGLN. TGLN is not in violation of any of the provisions of its Articles of Incorporation or its Bylaws.

3.8 Capitalization.

     (a) As of the date of this Agreement, the authorized capital stock of TGLN consists of five billion (5,000,000,000) shares of TGLN common stock. As of the date of this Agreement, there are five hundred sixty-five million six hundred fifty-two thousand eight hundred eighty-two (565,652,882) shares of TGLN common stock issued and outstanding.

     (b) All outstanding shares of capital stock of TGLN have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to preemptive rights created under Nevada, the Articles of Incorporation or Bylaws of TGLN or any agreement or document to which TGLN is a party or by which it or its assets are bound. All outstanding shares of capital stock of TGLN have been issued and granted in compliance with all applicable securities law and other legal requirements and all requirements set forth in applicable agreements or instruments. None of the outstanding TGLN Securities (as defined below) is unvested or is subject to a repurchase option, risk of forfeiture or other condition providing that such TGLN Securities may be forfeited or repurchased by TGLN or otherwise vest upon termination of stockholder's or grantee's employment, directorship or other relationship with TGLN or a TGLN Subsidiary (as defined below) under the terms of any restricted stock agreement or other agreement with TGLN. No TGLN debt has voting rights. As used herein, "TGLN Subsidiary" shall mean any entity of which securities or other ownership Shares having ordinary voting power to elect a majority of the board or directors or other persons performing similar functions are at the time directly or indirectly owned by TGLN.

     (c) Except as set forth in this Section, there are no outstanding (i) shares of capital stock or voting securities of TGLN, (ii) securities of TGLN convertible into or exchangeable for shares of capital stock or voting securities of TGLN or (iii) options or other rights to acquire from TGLN, or other obligation of TGLN to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of TGLN (the items in clauses (a), (b) and (c) of this Section
     3.8 being referred to collectively as the "TGLN Securities"). There are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement or understanding to which TGLN or any of TGLN's Subsidiaries is a party or by which it is bound with respect to any TGLN Securities. There are no outstanding obligations of TGLN or any TGLN Subsidiary to repurchase, redeem or otherwise acquire any TGLN Securities.

3.9 Litigation.

     There is no action, suit, investigation or proceeding (or to TGLN's knowledge any basis therefor) pending against, or to the knowledge of TGLN, threatened against or affecting, TGLN or any TGLN Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff's demands, could reasonably be expected to have a material adverse effect on the business, results of operations, or financial condition of TGLN and its subsidiaries taken as a whole or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

3.10 Compliance with Laws and Court Orders.

     (a) Neither TGLN nor any TGLN Subsidiary is in violation of, and has not since December 31, 2003 violated, and to the knowledge of TGLN is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of TGLN and its subsidiaries taken as a whole.

     (b) TGLN and each of its officers and directors have complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002. TGLN has disclosed all of the information required to be disclosed by TGLN pursuant to the certification requirements contained in Form 10-K and Form 10-Q under the Exchange Act. Since the enactment of Sarbanes-Oxley, neither TGLN nor any of its Affiliates has made any loans to any executive officer or director of TGLN.

     (c) Each executive officer and director of TGLN has complied with all applicable laws in connection with or relating to actions within the scope of TGLN's business, except where the failure to comply would not be material to TGLN. No executive officer or director of TGLN is a party to or the subject of any pending or threatened suit, action, proceeding or investigation by any governmental entity that would have a material adverse effect on the business, results of operations or financial condition of TGLN and its subsidiaries taken as a whole, except as disclosed in TGLN Exchange Act Documents.

3.11 Financial Statements.

     The audited consolidated financial statements and unaudited consolidated interim financial statements of TGLN included in TGLN's filings under the Exchange Act (collectively, "TGLN Financial Statements") (a) were prepared in accordance with and accurately reflect in all material respects, TGLN's books and records as of the times and for the periods referred to therein, (b) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect during the periods included and (c) fairly present in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except in the unaudited financial statements as may be permitted by Form 10-Q), the consolidated financial position of TGLN and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end adjustments in the case of any unaudited interim financial statements which were not and are not expected to be material to TGLN).

3.12 No Undisclosed Material Liabilities.

     There are no liabilities of TGLN or any TGLN Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and no existing condition, situation or set of circumstances which could reasonably result in such a liability, other than:

     (a) liabilities recorded in full or reserved for in the unaudited financial statements included in the TGLN Exchange Act Documents filed with respect to the periods ended September 30, 2009 ("TGLN Balance Sheet Date"); and

     (b) liabilities incurred in the ordinary course of the business of TGLN consistent with past practice since the TGLN Balance Sheet Date, none of which has or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations, or financial condition of TGLN and its subsidiaries taken as a whole. In this regard, at Closing TGLN shall provide to Stockholders a current list of creditors of TGLN.

              ARTICLE FOUR: COVENANTS OF STOCKHOLDERS AND STERLING

4.1 Fulfillment of Closing Conditions.

     At and prior to the Closing, the Stockholders shall cause Sterling to use commercially reasonable efforts to fulfill the conditions specified in this Agreement. In connection with the foregoing, the Stockholders shall (a) refrain from any actions that would cause any of their representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to herein, (c) comply in all material respects with all applicable laws in connection with its execution, delivery and performance of this Agreement and the transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any laws, contracts or otherwise, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions.

4.2 Access to Information.

     From the date of this Agreement to the Closing, the Stockholders shall provide to TGLN and its officers, employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to Sterling as the other party may reasonably request. TGLN shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement.

4.3 No Solicitation.

     From and after the date hereof until the earlier of the Termination Date or the date of termination of this Agreement pursuant to Section 13, without the prior written consent of the TGLN, the Stockholders shall not, and shall not authorize or permit their representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (defined below) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal. If the Stockholders receive any such inquiries, offers or proposals, the Stockholders shall (a) notify TGLN orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it), within forty-eight (48) hours of the receipt thereof, (b) keep TGLN informed of the status and details of any such inquiry, offer or proposal, and (c) give TGLN five (5) days' advance notice of any agreement to be entered into with, or any information to be supplied to, any person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving any or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of Sterling. Notwithstanding the foregoing, the Stockholders shall remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any person to do or seek any of the foregoing to the extent their fiduciary duties may require.

4.4 Confidentiality.

     The Stockholders agree that after receipt (a) all information received by TGLN pursuant to this Agreement and (b) any other information that is disclosed by TGLN shall be considered confidential information until such time as such information otherwise becomes publicly available. The Stockholders further agrees that they shall hold all such confidential information in confidence and shall not disclose any such confidential information to any third party except as required by law or regulation (including the listing rules); provided that to the extent possible TGLN shall have been provided with reasonable notice and the opportunity to seek a protective order to the extent possible prior to such disclosure, other than its counsel or accountants nor shall it use such confidential information for any purpose other than its investment in TGLN; provided, however, that the foregoing obligation to hold in confidence and not to disclose confidential information shall not apply to any information that (1) was known to the public prior to disclosure by TGLN, (2) becomes known to the public through no fault of the Stockholders, (3) is disclosed to Sterling on a non-confidential basis by a third party having a legal right to make such disclosure or (4) is independently developed by Sterling.

4.5 Transfer of Assets and Business.

     The Stockholders shall, and shall cause Sterling to, take such reasonable steps as may be necessary or appropriate, in the judgment of TGLN, so that TGLN shall be placed in actual possession and control of all of the assets and the business of Sterling, and Sterling shall be owned and operated as a wholly owned subsidiary of TGLN.

4.6 Disclosure of Fundraising.

     The Stockholders shall disclose to TGLN any fund raising activities, which shall occur prior to the Closing. Further, the Stockholders shall assure that all regulations, rules and laws governing such fundraising are complied with and that such funds will only be used in the furtherance of Sterling's corporate purpose and business plan. Prior written approval of TGLN is required to use funds for any other purposes.

                         ARTICLE FIVE: COVENANTS OF TGLN

5.1 Fulfillment of Closing Conditions.

     At and prior to the Closing, TGLN shall use commercially reasonable efforts to fulfill the conditions specified in this Agreement to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, TGLN shall (a) refrain from any actions that would cause any of its representations and warranties to be inaccurate in any material respect as of the Closing, (b) execute and deliver the applicable agreements and other documents referred to herein, (c) comply in all material respects with all applicable laws in connection with its execution, delivery and performance of this Agreement and the transactions, (d) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any laws, contracts or otherwise, and (e) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions.

5.2 Access to Information.

     From the date of this Agreement to the Closing, TGLN shall cause the company to provide to the Stockholders and their employees, counsel, accountants and other representatives access to and the right to inspect, during normal business hours, all of the assets, records, contracts and other documents relating to TGLN as the other party may reasonably request. The Stockholders shall not use such information for purposes other than in connection with the transactions contemplated by this Agreement.

5.3 Confidentiality.

     TGLN agrees that after receipt (a) all information received by it pursuant to this Agreement and (b) any other information that is disclosed by the Stockholders to it shall be considered confidential information until such time as such information otherwise becomes publicly available. TGLN further agrees that it shall hold all such confidential information in confidence and shall not disclose any such confidential information to any third party except as required by law or regulation (including the listing rules); provided that to the extent possible the Stockholders shall have been provided with reasonable notice and the opportunity to seek a protective order to the extent possible prior to such disclosure, other than its counsel or accountants nor shall it use such confidential information for any purpose other than its investment in Sterling; provided, however, that the foregoing obligation to hold in confidence and not to disclose confidential information shall not apply to any information that (1) was known to the public prior to disclosure by the Stockholders, (2) becomes known to the public through no fault the Stockholders, (3) is disclosed to TGLN on a non-confidential basis by a third party having a legal right to make such disclosure or (4) is independently developed by TGLN.

5.4 Disclosure of Fundraising.

     TGLN shall disclose to the Stockholders any fund raising activities, which shall occur prior to the Closing. Further, TGLN shall assure that all regulations, rules and laws governing such fundraising are complied with and that such funds will only be used in the furtherance of TGLN's corporate purpose and business plan. Prior written approval of the Stockholders shall be required to use funds for any other purposes.

                          ARTICLE SIX: MUTUAL COVENANTS

6.1 Disclosure of Certain Matters.

     The Stockholders on the one hand, and TGLN, on the other hand, shall give TGLN and the Stockholders, respectively, prompt notice of any event or development that occurs prior to the Closing that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof, or (c) gives any such party any reason to believe that any of the conditions set forth in this Agreement will not be satisfied prior to the Termination Date.

6.2 Public Announcements.

     The Stockholders and TGLN shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions and, except as may be required by applicable law or regulation, a party hereto shall not issue any such press release or make any such public statement without the consent of the other party hereto.

6.3 Confidentiality.

     If the transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall not use or otherwise disclose such information to any third party except as required by law or regulation (including the listing rules), and shall return to such other party or affiliate all copies made by it or its representatives of confidential information provided by such other party or affiliate.

               ARTICLE SEVEN: CONDITIONS PRECEDENT TO OBLIGATIONS
                          OF STOCKHOLDERS AND STERLING

     All obligations of the Stockholders and Sterling to consummate the Transactions are subject to the satisfaction prior thereto of each of the following conditions:

7.1 Representations and Warranties.

     The representations and warranties of TGLN contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing with the same force and effect as if made on and as of the Closing.

7.2 Agreements, Conditions and Covenants.

     TGLN shall have performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing.

7.3 Legality.

     No law or court order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and has the effect of making the purchase and sale of the assets illegal or otherwise prohibiting the consummation of such purchase and sale.

           ARTICLE EIGHT: CONDITIONS PRECEDENT TO OBLIGATIONS OF TGLN

     All obligations of TGLN to consummate the transactions are subject to the satisfaction (or waiver) prior thereto of each of the following conditions:

8.1 Representations and Warranties.

     The representations and warranties of the Stockholders contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct on and as of the Closing, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing.

8.2 Agreements, Conditions and Covenants.

     The Stockholders shall have performed or complied in all material respects with all agreements, conditions and covenants required by this Agreement to be performed or complied with by them on or before the Closing.

8.3 Legality.

     No law or court order shall have been enacted, entered, promulgated or enforced by any court or governmental authority that is in effect and (a) has the effect of making the purchase and sale of the assets illegal or otherwise prohibiting the consummation of such purchase and sale or (b) has a reasonable likelihood of causing a material adverse effect.

                     ARTICLE NINE: POST-CLOSING OBLIGATIONS

     The Stockholders shall cause an audit, and accompanying pro forma financial statements, of Sterling to be completed within seventy-one (71) days of the filing of the Form 8-K disclosing the transaction represented by this Agreement to comply with applicable provisions of Regulation S-X in connection with the acquisition of one company by another.

                  ARTICLE TEN: SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES; INDEMNIFICATION

10.1 Nature and Survival.

     The covenants, representations and warranties of the parties hereunder and all documents delivered pursuant hereto shall survive the Closing for a period of twelve (12) months following the Closing and all inspections, examinations or audits on behalf of the parties whether conducted before or after the Closing.

10.2 Stockholders and Sterling Indemnification.

     (a) Subject to Section 10.3, each Stockholder agrees to indemnify and hold harmless TGLN against and in respect of its pro rata share (determined on the basis of the percentage of the total number of shares of TGLN Shares that were issued to such Stockholder) of any and all Damages. "Damages," as used herein, shall include any claim, action, demand, loss, cost, expense, liability (joint or several), penalty and other damage, including, without limitation, reasonable counsel fees and other costs and expenses reasonably incurred in investigation or in attempting to avoid the same or oppose the imposition thereof or in enforcing this indemnity, resulting to TGLN from
     (i) any inaccurate representation made by or on behalf of Sterling or a Stockholder in this Agreement or any certificate or other document referenced in, this Agreement and delivered pursuant hereto, (ii) the breach of any of the warranties or agreements made by or on behalf of Sterling or a Stockholder in this Agreement or any certificate or other document referenced in this Agreement and delivered pursuant hereto, or
     (iii) the breach or default in the performance by a Stockholder of any of the obligations to be performed by any of them hereunder.

     (b) If any claim shall be asserted against TGLN by a third party for which TGLN intends to seek indemnification from the Stockholders under this
     Section 10.2, TGLN shall given written notice to the Stockholders of the nature of the claim asserted within forty-five (45) days after any executive officer of TGLN learns of the assertion thereof and determines that TGLN may have a right of indemnification with respect thereto, but the failure to give this notice will not relieve the Stockholders of any liability hereunder in respect of this claim. TGLN shall have the exclusive right to conduct, through counsel of its own choosing, which counsel is approved by the Stockholders (which approval may not be unreasonably withheld), the defense of any such claim or action, and may compromise or settle such claims or actions with the prior consent of the Stockholder Representative (which shall not be unreasonably withheld).

10.3 Satisfaction of Stockholders and Sterling Indemnification.

     (a) Any Damages incurred, paid or borne by TGLN for which it is entitled to indemnification from any Stockholder under this Section shall be satisfied, in whole or in part, solely by such Stockholder delivering to TGLN for cancellation, shares of TGLN Common Stock, without further recourse to any Stockholder; provided, however, that each Stockholder's indemnification obligation shall be unlimited (and shall be satisfied by a cash payment to the extent that TGLN Shares are insufficient) with respect to Damages arising out of the intentional fraud of such Stockholder. In the event that any Stockholder elects to return TGLN Shares to satisfy any indemnification obligation, each such TGLN Shares shall be valued at its Current Market Value (as defined below) as of the date such shares are tendered to TGLN. Such Seller shall also pay or reimburse TGLN for the out-of-pocket expenses (including without limitation any fees payable to the transfer agent of the shares) of canceling such returned shares.

     (b) "Current Market Value" of the TGLN Common Stock as of a particular date shall mean the average of the price of a share of TGLN Shares, determined on the basis of the last reported sales price on the Over-the-Counter Bulletin Board for the ten (10) consecutive trading days preceding such date ("Measurement Days"); or, if such shares are not traded on the Over-the-Counter Bulletin Board, the Current Market Value will be determined by an independent reputable valuation and appraisal company mutually agreed upon by TGLN and the Stockholders (which appraiser shall be instructed to disregard any minority interest discount), and if no agreement can be reached within a thirty (30)-day period, by the average of the two Current Market Values as determined by independent reputable valuation and appraisal companies retained by each of TGLN and the Stockholders; provided, however, that the aggregate fees and expenses of any such independent valuation and appraisal company or companies shall be shared evenly between TGLN, on the one hand, and the Stockholders, on the other.

10.4 TGLN Indemnification.

     (a) Subject to subsection (b) below, TGLN shall indemnify and hold the Stockholders and Sterling harmless against and in respect of all Stockholders and Sterling Damages. "Stockholders and Sterling Damages" shall mean any claim, action, demand, loss, cost, expense, liability (joint or several), penalty and other damage, including, without limitation, reasonable counsel fees, and other costs and expenses reasonably incurred in investigating or in attempting to avoid the same or oppose the imposition thereof or in enforcing this indemnity, resulting to a Stockholder from (i) any inaccurate representation made by TGLN in this Agreement or any certificate or other document referenced in this Agreement and delivered by it pursuant hereto, (ii) breach of any of the warranties or agreements made by TGLN in this Agreement or any certificate or other document referenced in this Agreement and delivered by it pursuant hereto, or (iii) breach or default in the performance by TGLN of any of the obligations to be performed by TGLN hereunder. TGLN agrees to pay or reimburse the Stockholders for any payment made or amount payable or loss suffered or incurred by the Stockholders at any time from and after the Closing in respect of any Stockholder Damages to which the foregoing indemnity relates.

     (b) If any claim shall be asserted against the Stockholders and/or Sterling by a third party for which the Stockholders and/or Sterling intend to seek indemnification from TGLN under this Section 10.4, the Stockholders shall given written notice to TGLN of the nature of the claim asserted within forty-five (45) days after the Stockholders learn of the assertion thereof and determines that the Stockholders and/or Sterling may have a right of indemnification with respect thereto, but the failure to give this notice will not relieve TGLN of any liability hereunder in respect of this claim. the Stockholders and/or Sterling shall have the exclusive right to conduct, through counsel of their own choosing, which counsel is approved by TGLN (which approval may not be unreasonably withheld), the defense of any such claim or action, and may compromise or settle such claims or actions with the prior consent of TGLN (which shall not be unreasonably withheld).

10.5 Satisfaction of TGLN Indemnification.

     Any Stockholder Damages incurred, paid or borne by a Stockholder and/or Sterling for which it is entitled to indemnification from TGLN under this Section shall be satisfied, in whole or in part, solely by TGLN delivering to the Stockholders, additional shares of TGLN common stock up to an aggregate maximum for all Stockholders of ten percent (10%) of the amount of TGLN Shares delivered on the Closing, without further recourse to TGLN; provided, however, that TGLN's indemnification obligation shall be unlimited with respect to Stockholder Damages arising out of the common-law fraud of TGLN. In the event that TGLN elects to deliver shares of TGLN common stock to satisfy any indemnification obligation, each such share of TGLN common stock shall be valued at its Current Market Value as of the date such shares are tendered by TGLN.

10.6 John Fleming Indemnification.

     As part of this Agreement TGLN, by and through Board Member John Fleming, shall indemnify the Stockholders and Sterling regarding any debts of TGLN that existing on the date of this Agreement.

                           ARTICLE ELEVEN: TERMINATION

11.1 Grounds for Termination.

     This  Agreement may be  terminated  at any time before the Closing:

     (a) By mutual  written  consent of the  Stockholders  and TGLN;

     (b) By the Stockholders or TGLN; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur;

     (c) By the Stockholders or TGLN if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a court order (which court order the parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the transactions, and such court order shall have become final and non-appealable;

     (d) By TGLN, if the Stockholders shall have breached, or failed to comply with, any of its obligations under this Agreement or any representation or warranty made by the Stockholders shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, including failure to keep the TGLN current in its filings and honor existing agreements; and

     (e) By the Stockholders, if TGLN shall have breached, or failed to comply with any of its obligations under this Agreement or any representation or warranty made by it shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within twenty (20) days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the Stockholders hereunder.

11.2 Effect of Termination.

     If this Agreement is terminated pursuant to Section 13.1, the agreements contained in Section 6.3 shall survive the termination hereof and any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

                    ARTICLE TWELVE: MISCELLANEOUS PROVISIONS

12.1 Expenses.

     Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in signing and carrying out the transactions contemplated by this Agreement.

12.2 Entire Agreement; Amendment.

     This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto.

12.3 Benefits; Successors.

     This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties. Nothing in this Agreement shall confer any rights upon any person other than the Stockholders and TGLN and their respective heirs, legal representatives, successors and permitted assigns.

12.4 Assignment; Waiver.

     No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. However, failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

12.5 Further Assurances.

     At and after the Closing, the Stockholders and TGLN shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the transactions.

12.6 Rights Cumulative; Waivers.

     The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

12.7 Interpretation.

     Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a party's being satisfied with any particular item or to a party's determination of a particular item presumes that such standard will not be achieved unless such party shall be satisfied or shall have made such determination in its sole or complete discretion.

12.8 Severability.

     If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

12.9 Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original.

12.10 Notices.

     All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

     If to Stockholders and Sterling:

     Sterling Yacht Sales, Inc.
     2351 N.E. 48th Court
     Lighthouse Point, Florida 33064
     Attention: Glenn W. McMachen, Sr., President
     Telephone: (954) 257-5870
     Facsimile: (954) 420-0068

     If to TGLN:

     TBC Global News Network, Inc.
     130 West Kentucky Avenue
     Franklin, Kentucky 42134
     Attention: John Fleming, Chief Executive Officer
     Telephone: (270) 586-0280
     Facsimile: (270) 778-0001

     With copies to:

     Brian F. Faulkner, A Professional Law Corporation
     27127 Calle Arroyo, Suite 1923
     San Juan Capistrano, California 92675
     Attention:  Brian F. Faulkner, Esq.
     Telephone: (949) 240-1361
     Facsimile: (949) 240-1362

12.11 Governing Law; Venue.

     The laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its stockholders. All other questions shall be governed by and interpreted in accordance with the laws of the State of Nevada without regard to the principles of conflict of laws. Each of the Parties hereto agrees that any action or suit which may be brought by any Party hereto against any other Party hereto in connection with this Agreement or the transactions contemplated hereby may be brought only in a federal or state court in Clark County, Nevada.

12.12 Attorneys' Fees and Costs

     In the event there is a dispute arising out of or pertaining to the within Agreement, the Parties agree that the prevailing party in any such dispute shall be entitled to the reasonable court costs and attorneys' fee as determined by a court of law.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                       TBC GLOBAL NEWS NETWORK, INC.


                                       By: /s/ John Fleming
                                          --------------------------------------
                                       John Fleming, Chief Executive Officer

                                       STERLING YACHT SALES, INC.


                                       By: /s/ Glenn W. McMachen, Sr.
                                          --------------------------------------
                                       Glenn W. McMachen, Sr., President

                                       STOCKHOLDERS


                                       /s/ Glenn W. McMachen, Sr.
                                       -----------------------------------------
                                       Glenn W. McMachen, Sr.


                                       /s/ Arlene McMachen
                                       -----------------------------------------
                                       Arlene McMachen